Exhibit 99.1

For Further Information Contact
Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

Rollins, Inc. Chief Financial Officer to Retire

Successor Named

ATLANTA, GEORGIA, February 2, 2015: Rollins, Inc., a premier global consumer and commercial services company (NYSE:ROL), announced today that after 17 years of service Sr. Vice President, Chief Financial Officer and Treasurer Harry J. Cynkus will retire in 2015.

After a lengthy and extensive search, the company has selected Eddie Northen to succeed Cynkus effective May 1, after a smooth transition has been effected.

Northen joined UPS in 1985 and brings a wealth of Tax, Risk Management and Audit experience, as well as strong international exposure to Rollins. Most recently, he was Vice President of International Finance & Accounting – Global Business Services for UPS. Earlier he was CFO of UPS’ Asia Pacific Region based in Hong Kong.  Northen also served as Vice President of Finance in the company’s Pacific and West Regions.

“I’ve thoroughly enjoyed my years at Rollins, and I’m proud of what we have accomplished. I believe Rollins is well positioned for continued success. The timing is right for me to begin the next chapter in my life,” said Mr. Cynkus.

“We wish to express our heartfelt appreciation to Harry for his many years of outstanding service and commitment to Rollins,” said Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. “Harry’s financial stewardship and profound business acumen have earned him the trust and respect of his colleagues, our Board of Directors and our shareholders. At the same time, we are excited by the skills and experience Northen brings to Rollins and the leadership he will provide.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.